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                                                                     Exhibit 8.2

                               Draft Tax Opinion
                               -----------------
                          Subject to Internal Review
                          --------------------------

                                        CompleTel Europe N.V.
                                        Kruisweg 609
                                        2132 NA Hoofddorp
                                        THE NETHERLANDS



                                   [ ], 2000


Re: Exchange Offer/Form F-4 Registration Statement


Ladies and Gentlemen:

We have acted as special Netherlands tax counsel to CompleTel Europe N.V., a Netherlands company (the "Company"), for the purpose of rendering a tax opinion in connection with the filing by the Company under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-4 with the United States Securities and Exchange Commission (the "Registration Statement"). Pursuant to the Registration Statement, up to Euro 200,000,000 aggregate principal amount at maturity of the Company's outstanding 14% Senior Notes due 2010 (the "Outstanding Notes") are exchangeable for up to a like principal amount of the Company's 14% Series B Senior Notes due 2010 (the "Exchange Notes", the Outstanding Notes together with the Exchange Notes, the "Notes", and the offer of the Company to exchange the Exchange Notes for the Outstanding Notes, the "Exchange Offer"). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an indenture dated as of April 13, 2000 between the Company and Chase Manhattan Bank as trustee (the "Indenture").
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In rendering our opinion we have examined and relied upon the (i) Registration
Statement, (ii) the Indenture and (iii) the Exchange and Registration Rights Agreements, dated April 13, 2000, among the Company and the Initial Purchasers defined therein (collectively, the "Note Documents"), which we assume set forth the complete agreement among the parties with respect to the Notes. We assume that the Note Documents will be properly executed in the form submitted to and examined by us and referred to herein and will be valid and binding when executed.

We have prepared the discussion in the Registration Statement under the caption "Material Tax Considerations-Netherlands Tax Considerations" (the "Discussion"), which only addresses certain Dutch tax aspects applicable to certain non-Dutch resident holders of the Exchange Notes. Subject to any factual matters, documents or events not disclosed to us, it is our opinion that the Discussion fairly describes the expected material Dutch tax consequences of the Exchange Notes and the Exchange Offer for certain non-Dutch residents, subject to the conditions, limitations and assumptions described therein.

This opinion is limited to the tax laws of the Netherlands and we have not investigated the laws of any jurisdiction but the Netherlands as they presently stand and as officially published and do not express an opinion of the laws of any jurisdiction other than the Netherlands. This opinion speaks as of its date. No obligation is assumed to up-date this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. Our opinion has no binding effect on the Dutch tax authorities and/or Dutch courts. The Dutch tax authorities may take a position contrary to our opinion and if the matter is litigated, a court may reach a decision contrary to our opinion.

Our opinion may change if (i) applicable law changes (which may have retroactive effect), (ii) any of the facts with respect to the Exchange Notes or Exchange Offer are inaccurate, incomplete or change, or (iii) the conduct of the parties with respect to the Exchange Offer is materially inconsistent with the facts reflected in the Note Documents.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

Yours sincerely,


STIBBE SIMONT MONAHAN DUHOT P.C.

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